Exhibit 99.1
Global Water Resources Reports Third Quarter 2024 Results

PHOENIX, AZ – November 6, 2024 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the third quarter ended September 30, 2024. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Q3 2024 Financial Highlights
•Total revenue decreased 1.5% to $14.3 million, primarily attributable to the recognition of $0.5 million in unregulated revenue related to infrastructure coordination and financing agreements (ICFAs) in the third quarter of 2023 that did not recur in the third quarter of 2024.
•Regulated revenue increased 2.2% to $14.3 million, primarily due to organic connection growth.
~~•~~Net income increased 11.0% to $2.9 million or $0.12 per share.
•Adjusted EBITDA increased 7.2% to $8.2 million (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
•Cash and cash equivalents totaled $18.1 million at September 30, 2024.
•Declared three monthly cash dividends of $0.02508 per common share or $0.30096 per common share on an annualized basis.
Q3 2024 Operational Highlights
•Total active service connections increased 4.7% to 63,889 at September 30, 2024.
•Annualized active service connection growth rate was 4.5%.
•Water consumption was consistent at 1.34 billion gallons.
•Invested $7.0 million in infrastructure projects to support existing utilities and continued growth.
•Received approximately $2.1 million in disbursements as of September 30, 2024 under a 20-year, $2.4 million loan agreement with the Water Infrastructure Finance Authority of Arizona for infrastructure improvement at the company’s GW-Rincon utility, of which $0.7 million of the loan is forgivable.
•Secured an extension of the company’s $15 million revolving line of credit to July 1, 2026, with 100% currently available for borrowing.
•Issued second annual sustainability report, commemorating 20th anniversary of providing total water management to Arizona communities.
Management Commentary
“In Q3, we continued to generate growth in regulated revenue and net income,” commented Global Water Resources president and CEO, Ron Fleming. “Revenues generated by our water, wastewater and recycled water service increased by 2.2%, primarily as a result of strong growth in connections, as well as our scheduled rate increase.
“This includes a full quarter contribution from our rate case approval for seven of our regulated utilities in Pima County. The approval allows a revenue increase totaling approximately $0.4 million annually. It is to be phased-in over five periods, which began in the third quarter. Starting January 1, 2025, the remaining four phase-in periods will occur annually at the beginning of each subsequent year, with the majority of the revenue increase phased in by January 1, 2025.
“In July, the Arizona Corporation Commission (ACC) determined our rate case application for GW-Farmers, a regulated utility we acquired in February 2023, to be administratively complete. We anticipate the ACC Utilities Division staff’s testimony regarding the application will be filed in early December. The application requests a revenue increase of approximately $1.3 million to be phased-in over two periods as well as the recovery of the acquisition premium related to our Farmers Water acquisition.
“We also continue work on our upcoming rate case filing for our GW-Santa Cruz and GW-Palo Verde utilities, with the rate case application anticipated to be filed in the first half of 2025. We continue meeting with regulatory stakeholders and educating the community on capital projects related to the rate case.
“Our service areas in Arizona's Sun Corridor showed signs of significant growth in the first nine months of this year, with single-family permits increasing by 87 or 13% in the City of Maricopa and up 4,647 or 28% across Greater Phoenix, as compared to the same period in 2023. It is also worth noting that permits for multi-family dwelling units in the City of Maricopa increased by 885 units or 281% in the first nine months of 2024 compared to the same period in 2023.
“To meet this growing demand, we remain dedicated to bringing the benefits of consolidation, regionalization, and proactive environmental stewardship to the communities we serve as well as others nearby. In this regard, we remain on track to complete our previously announced plans to acquire seven water systems from the City of Tucson by early next year, subject to the ACC approval and other customary closing conditions.
“The acquisition would expand our service area in Pima County by approximately 2,200 water service connections. Meanwhile, we continue to evaluate a number of other potential acquisitions within the Arizona Sun Corridor.
“Organic growth remains our primary focus, which involves the addition of connections throughout our existing service areas along with appropriate rate increases. We also expect our organic growth rate in active service connections continuing to be supported by anticipated single family permit growth. According to the Greater Phoenix Blue Chip Panel, single family permits are anticipated to grow by more than 27% in the Phoenix metropolitan area in 2024.
“Looking ahead, we expect to achieve another strong finish to the year. We will remain committed to providing exceptional water service, and advancing our mission of expanding and consolidating water and wastewater utilities. We believe this focus will continue to drive important benefits for our communities as well as greater shareholder value over the long term.”
Q3 2024 Financial Summary
Revenues
Total revenues in the third quarter of 2024 decreased $0.2 million, or 1.5%, to $14.3 million compared to $14.5 million in the same period in 2023. The decrease in revenue was primarily attributable to the recognition of $0.5 million in ICFA related revenue in the prior year period that did not recur in the third quarter of 2024. The decrease in revenue was partially offset by an increase of $0.3 million in regulated revenue primarily attributable to the increase in wastewater and recycled water service revenue largely as a result of a 5.0% increase in active wastewater connections.
Total revenues for the first nine months of 2024 decreased approximately $1.3 million, or 3.0%, to $39.4 million compared to $40.7 million in the same period of 2023. The decrease in revenue was primarily attributable to the recognition of $2.8 million in ICFA related revenue during the first nine months of 2023 that did not recur in the same period of 2024. The decrease in total revenues was partially offset by a $1.6 million increase in regulated revenue primarily from organic connection growth.
Operating Expenses
Operating expenses in the third quarter of 2024 decreased $0.4 million, or 3.3%, to $10.3 million compared to $10.7 million in the same period in 2023. The decrease was primarily related to lower depreciation and amortization expense, personnel related costs, information technology expense and professional fees.
Operating expenses for the nine months of 2024 increased $1.4 million, or 4.5%, to $31.4 million compared to $30.0 million in the same period in 2023. The increase was primarily related to higher personnel related costs, utilities and chemicals, repairs and maintenance, board compensation expense tied to the company’s stock price, and depreciation and amortization expense. The increased operating expenses were partially offset by lower professional fees.
Other Income (Expense)
Other income was immaterial for the third quarter of 2024 compared to other expense of $0.3 million for the same period of 2023. The increase in other income (expense) was primarily related to a $0.2 million increase in income associated with Buckeye growth premiums as a result of additional new meter connections in the area as well as a $0.1 million gain related to adjustments to the company’s estimated contingent consideration liability.
Other expense totaled $0.8 million for the first nine months of 2024 compared to $1.3 million for the same period in 2023. The decrease of $0.5 million in other expense was primarily related to a $0.6 million increase in income associated with Buckeye growth premiums as a result of additional new meter connections in the area, a $0.7 million increase in interest income, and a $0.1 million gain related to adjustments to the company’s estimated contingent consideration liability related to its Red Rock acquisition. The decrease in other expense was partially offset by an increase in interest expense of $0.9 million primarily related to the senior secured notes issued in January 2024.
Net Income
Net income increased $0.3 million, or 11.0%, to $2.9 million, or $0.12 per share, in the third quarter of 2024, as compared to $2.6 million or $0.11 per share in the same period of 2023.
Net income decreased $1.5 million, or 21.8%, to $5.3 million, or $0.22 per share, for the first nine months of 2024 compared to net income of $6.8 million or $0.28 per share in the same period of 2023. The decrease in net income of $1.5 million was primarily the result of the IFCA revenue earned during the 2023 period that did not recur in 2024.
Adjusted EBITDA
Adjusted EBITDA increased $0.6 million, or 7.2%, to $8.2 million in the third quarter of 2024 compared to $7.6 million in the same period in 2023.
Adjusted EBITDA increased $0.9 million, or 4.5%, to $20.4 million in the first nine months of 2024 compared to $19.5 million in the same period in 2023.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02508 per common share (or $0.30096 per share on an annualized basis), which will be payable on November 27, 2024 to holders of record at the close of business on November 13, 2024.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the Arizona Corporation Commission (ACC). The company plans to continue to aggregate water and wastewater utilities, enabling the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of September 30, 2024, active service connections increased by 2,853, or 4.7%, to 63,889, compared to 61,036 at September 30, 2023, primarily due to organic growth in the company’s service areas.

Arizona’s Growth Corridor: Positive Population and Economic Trends
Global Water continues to experience an increasing rate of organic growth, evidenced by the company’s year over year organic increase in active connections (i.e., exclusive of acquisition related growth) of 4.7% as of September 30, 2024 as compared to 2.6% for the same period in 2023. According to the most recent U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest MSA in the U.S. and has an estimated population of 5.1 million, an increase of 4.6% over the 4.8 million people reported in the 2020 Census.
Metropolitan Phoenix continues to grow due to its favorable employment opportunities, excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040. Arizona’s job growth increased by 2.2% during the first nine months of 2024, as compared to the same period for the prior year, which ranks the state in the top 10 nationally as of September 30, 2024.
According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel (the Greater Phoenix Blue Chip Panel), interest rate shock negatively impacted permit activity in the Phoenix Metropolitan Statistical Area (Phoenix MSA), particularly between July 2022 and June 2023. Further, the Greater Phoenix Blue Chip Panel concluded that the recovery from that interest rate shock resulted in permit activity increasing by more than 44% in the first five months of 2024. The Greater Phoenix Blue Chip Panel anticipates single family permit growth by more than 27% for 2024 as a whole in the Phoenix MSA.
Arizona is projected to add 478,000 jobs with an annual growth rate of 1.4% through 2032, exceeding the national average. According to the state’s commerce authority, Arizona also received $40.7 billion in investments last year, including contributions from major industry players such as Taiwan Semiconductor, Intel and Procter & Gamble.
Management believes that Global Water is well-positioned to benefit from the growth expected in the Phoenix metropolitan area due to the availability of lots, existing infrastructure in place within the company’s service areas, and increased activity related to multi-family developments.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its third quarter 2024 results, including a question-and-answer period.

Date: Thursday, November 7, 2024
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10193916
Webcast (live and replay): here
The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.
Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through November 21, 2024.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10193916
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 32 systems which provide water, wastewater, and recycled water service. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually with 17.4 billion gallons recycled since 2004.

The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to management; (iii) restricted stock expense related to awards made to employees and the board of directors; (iv) disposal of assets; and (v) ICFA revenue recognition, as applicable. Adjusted net income and adjusted diluted earnings per common share reflect net income and diluted earnings per common share excluding (i) ICFA revenue; (ii) the amortization related to ICFA intangible assets; and (iii) the tax effects of each of these items, as applicable.
Management believes that EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are also presented because management believes that they provide our investors additional measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA, and adjusted net income to net income, and a reconciliation of adjusted diluted earnings per common share to diluted, earnings per common share, the most comparable GAAP measures, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and Tucson and the resulting potential for new service connections, as well as the expectation that our organic growth rate in active service connections will continue to be supported by anticipated single family permit growth; future financial performance, including the expectation of achieving another strong finish to the year; regulatory and ACC proceedings, decisions, and approvals, such as the anticipated benefits resulting from rate decisions, including any collective revenue increases due to new water and wastewater rates, as well as the outcome and timing of our rate case and other applications with the ACC; our plans relating to future filings of our rate cases with the ACC; acquisition plans and our ability to complete additional acquisitions, including the anticipated acquisition of seven public water systems from the City of Tucson, the expected increase in active water service connections, and the anticipated timing of the consummation of such acquisition; population and growth projections; technologies, including expected benefits from implementing such technologies; revenues; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Additional risks and uncertainties include, but are not limited to, whether all conditions precedent in the asset purchase agreement to acquire the seven public water systems from the City of Tucson will be satisfied, including the receipt of ACC approval, and other risks to consummation of the acquisition, including circumstances that could give rise to the termination of the asset purchase agreement and the risk that the transaction will not be consummated without undue delay, cost or expense, or at all. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.
Company Contact:
Michael J. Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com
Investor Relations:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	September 30, 2024	December 31, 2023
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Land	$2,729	$2,674
Depreciable property, plant and equipment	427,671	414,170
Construction work-in-progress	66,703	48,147
Other	697	697
Less accumulated depreciation	(151,093)	(142,367)
Net property, plant and equipment	346,707	323,321
CURRENT ASSETS:
Cash and cash equivalents	18,145	3,087
Accounts receivable, net	3,271	2,845
Customer payments in-transit	667	543
Unbilled revenue	3,403	2,755
Taxes, prepaid expenses and other current assets	2,614	2,494
Total current assets	28,100	11,724
OTHER ASSETS:
Goodwill	9,486	10,820
Intangible assets, net	8,573	8,841
Regulatory assets	4,110	2,898
Restricted cash	3,933	1,676
Right-of-use assets	1,928	1,741
Other noncurrent assets	80	74
Total other assets	28,110	26,050
TOTAL ASSETS	$402,917	$361,095
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,284	$1,027
Accrued expenses	9,713	7,129
Customer and meter deposits	1,598	1,628
Long-term debt, current portion	3,931	3,880
Leases, current portion	766	553
Total current liabilities	17,292	14,217
NONCURRENT LIABILITIES:
Line of credit	—	2,315
Long-term debt	120,427	101,341
Long-term lease liabilities	1,359	1,370
Deferred revenue - ICFA	20,285	19,656
Regulatory liabilities	5,863	6,076
Advances in aid of construction	124,226	111,529
Contributions in aid of construction, net	39,946	36,409
Deferred income tax liabilities, net	10,063	8,284
Acquisition liabilities	2,881	3,048
Other noncurrent liabilities	11,734	8,230
Total noncurrent liabilities	336,784	298,258
Total liabilities	354,076	312,475
Commitments and contingencies (Refer to Note 13)
SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value, $60,000,000 shares authorized; 24,565,955 and 24,492,918 shares issued as of September 30, 2024 and December 31, 2023, respectively.	240	240
Treasury stock, 344,329 and 317,677 shares at September 30, 2024 and December 31, 2023, respectively.	(2)	(2)
Paid in capital	46,795	47,585
Retained earnings	1,808	797
Total shareholders’ equity	48,841	48,620
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$402,917	$361,095

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUES:
Water service	$7,493	$7,520	$19,387	$18,916
Wastewater and recycled water service	6,828	6,494	20,054	18,958
Unregulated revenues	—	518	—	2,786
Total revenues	14,321	14,532	39,441	40,660

OPERATING EXPENSES:
Operations and maintenance	3,444	3,587	10,213	9,557
General and administrative	3,960	3,923	12,317	11,934
Depreciation and amortization	2,933	3,185	8,863	8,545
Total operating expenses	10,337	10,695	31,393	30,036
OPERATING INCOME	3,984	3,837	8,048	10,624

OTHER INCOME (EXPENSE):
Interest income	240	4	744	11
Interest expense	(1,504)	(1,260)	(4,577)	(3,709)
Allowance for equity funds used during construction	238	263	682	778
Other, net	1,028	678	2,358	1,619
Total other income (expense)	2	(315)	(793)	(1,301)

INCOME BEFORE INCOME TAXES	3,986	3,522	7,255	9,323
INCOME TAX EXPENSE	(1,061)	(888)	(1,909)	(2,484)
NET INCOME	$2,925	$2,634	$5,346	$6,839

Basic earnings per common share	$0.12	$0.11	$0.22	$0.28
Diluted earnings per common share	$0.12	$0.11	$0.22	$0.28
Dividends declared per common share	$0.08	$0.07	$0.23	$0.22

Weighted average number of common shares used in the determination of:
Basic	24,219,564	24,171,228	24,198,270	24,046,493
Diluted	24,302,521	24,231,801	24,301,974	24,144,384

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,346	$6,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,863	8,545
Deferred compensation	873	698
Deferred income tax expense	1,838	2,164
Allowance for equity funds used during construction	(682)	(778)
Right of use amortization	298	240
Other adjustments	6	23
Changes in assets and liabilities
Accounts receivable	(496)	(938)
Other current assets	(891)	(165)
Accounts payable and other current liabilities	705	2,261
Other noncurrent assets	38	293
Other noncurrent liabilities	(102)	3,480
Net cash provided by operating activities	15,796	22,662
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(19,171)	(18,578)
Cash paid for acquisitions, net of cash acquired	—	(6,246)
Net cash used in investing activities	(19,171)	(24,824)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(5,462)	(5,372)
Advances and contributions in aid of construction	10,455	8,370
Refunds of advances for construction	(1,256)	(1,076)
Payments for taxes related to net shares settlement of equity awards	(268)	(367)
Principal payments under finance lease	(183)	(388)
Repayments of notes payable	(1,952)	(1,917)
Line of credit borrowings	—	21,050
Line of credit repayments	(2,315)	(21,035)
Loan borrowings	22,137	242
Debt issuance costs paid	(418)	—
Proceeds from sale of stock	—	2,748
Other financing activities	(48)	10
Net cash provided by financing activities	20,690	2,265
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	17,315	103
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	4,763	7,562
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$22,078	$7,665
Supplemental disclosure of cash flow information:

	Nine Months Ended September 30,
	2024	2023
Cash and cash equivalents	$18,145	$5,289
Restricted cash	3,933	2,376
Total cash, cash equivalents, and restricted cash	$22,078	$7,665

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Income	$2,925	$2,634	$5,346	$6,839
Income tax expense	1,061	888	1,909	2,484
Interest income	(240)	(4)	(744)	(11)
Interest expense	1,504	1,260	4,577	3,709
Depreciation	2,933	3,185	8,863	8,545
EBITDA	8,183	7,963	19,951	21,566
ICFA revenue	—	(518)	—	(2,786)
Management option expense	—	20	—	92
Gain on disposal of fixed assets	12	(18)	(5)	(83)
Restricted stock expense	123	200	606	737
Acquisition gain resulting from regulatory decision	—	—	(37)	—
Gain on adjustment of contingent consideration liability	(119)	—	(119)	—
EBITDA adjustments	16	(316)	445	(2,040)
Adjusted EBITDA	$8,199	$7,647	$20,396	$19,526
A reconciliation of net income to adjusted net income for the three and nine months ended September 30, 2024 and 2023 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Income	$2,925	$2,634	$5,346	$6,839
ICFA revenue	—	(518)	—	(2,786)
ICFA intangible amortization expense	—	414	81	414
Income tax expense (benefit) on items above	—	26	(20)	598
Adjusted Net Income	$2,925	$2,556	$5,407	$5,065
A reconciliation of diluted earnings per share to adjusted diluted earnings per share for the three and nine months ended September 30, 2024 and 2023 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Diluted earnings per common share	$0.12	$0.11	$0.22	$0.28
ICFA revenue	—	(0.02)	—	(0.12)
ICFA intangible amortization expense	—	0.02	—	0.02
Income tax expense on items above	—	—	—	0.03
Adjusted diluted earnings per common share	$0.12	$0.11	$0.22	$0.21
Weighted average number of common shares used in determination of:
Diluted earnings per common share and Adjusted diluted earnings per common share	24,302,521	24,231,801	24,301,974	24,144,384